Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 37 dated August 8, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-097

                    5.25% Callable Notes due August 15, 2015

The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:           $1,782,000.00                 Interest Rate:            5.25%

Price to Public:            100%                          Issuance Date:            August 11, 2005

Net Proceeds to Trust:      $1,755,270.00                 Stated Maturity Date:     August 15, 2015

Agent's Discount:           1.50%                         Initial Interest Payment Date: February 15, 2006

CUSIP Number:               41659FER1                     Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                              Regular Record Dates:  15 days prior to any
                                                          Interest Payment Date.
Optional Redemption: Yes [X] No [ ]                       The Survivor's Option  [X] is  [ ] is not
  Optional Redemption Date: August 15, 2007               available
  or any Interest Payment Date thereafter.                    Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%                         Individual Put Limitation: $250,000
    Annual Percentage Reduction: N/A                          Trust Put Limitation: N/A
    Redemption may be: [X] In whole only.
                       [ ] In whole or in part.           Authorized Denominations: $1,000 integral
                                                          amounts.

Securities Exchange Listing: None.                        Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:           Hartford Life Insurance Company

Funding Agreement:          FA-405097                     Interest Rate:            5.25%

Contract Payment:           $1,782,015.00                 Effective Date:           August 11,
                                                          2005
Deposit Amount :            $1,755,285.00                 Stated Maturity Date:     August 15, 2015
(if different from Contract Payment)
Day Count Convention:       30/360                        Initial Interest Payment Date: February 15,
                                                          2006

Special Tax Considerations: None.                         Interest Payment Frequency:
                                                          Semi-Annually
Optional Redemption:  Yes [X] No [ ]                      Survivor Option:  Under the Funding Company
Optional Redemption Date: August 15, 2007 or              Agreement, Hartford Life Insurance
any Interest Payment Date thereafter.                     [X] is [ ] is not  required to provide the Trust
Initial Redemption Percentage:  100%                      with amounts it needs to honor valid
                                                          exercises of the Survivor's Option.
Annual Percentage Reduction:    N/A
Redemption may be:  [X] In whole only.                    Other Provisions Relating to the Funding
                    [ ] In whole or in part.              Agreement: None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of August 11, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of August 11, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA



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